Exhibit 99.1

Contact:         Les Wulf, President
                 1801 Gateway Blvd., Ste. 105
                 Richardson, TX 75080 Tel: 972-783-8500
                 leswulf@boundlessmotorsportsracing.com


   THE ENTITY, INC. announces that reverse stock split has not been completed

         RICHARDSON, TX, August 1, 2003 / BusinessWire / - The Entity, Inc. (OTC.PK: ENTY) today announced that although the Board of Directors and shareholders of the Company have approved a 1 for 100 reverse stock split, that such stock split has not yet become effective. The Company anticipates setting a record date of August 12, 2003 for such stock split, subject to coordination with its transfer agent. The Company will formally announce the record date when it has been set. There are currently outstanding 81,400,000 shares of common stock of the Company. Following the effectiveness of the reverse stock split, the Company anticipates that approximately 814,000 shares of common stock will be outstanding, as well as an additional 14,926,400 shares of common stock which will be issued to the equityholders of Boundless Motor Sports, Inc. and GPX Partners, Inc. The previously announced change of name from "The Entity, Inc." to "Boundless Motor Sports, Inc." will also be effected at the same time as the effectiveness of the reverse merger.

         For further information on Boundless or this press release please contact Leslie Wulf - President of Boundless Motor Sports Racing, Inc. at 972-783-8500, leswulf@boundlessmotorsportsracing.com, or visit our company web page at www.boundlessmotorsportsracing.com.

         This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.